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                                                                    EXHIBIT 10.4

                                COMPUTER SOFTWARE
                             DISTRIBUTION AGREEMENT

This Agreement is made and is effective as of the 8th day of January 1996, by and between NAVARRE CORPORATION ("Navarre") of 7400 49th Avenue North, New Hope, Minnesota, 55428 and PIRANHA INTERACTIVE PUBLISHING of 4802 E. Ray Road, Phoenix, AZ 85044 ("Vendor").

                       The Parties have agreed as follows:

1.  DEFINITIONS

1.1 The term "Product(s)" shall mean all computer software and hardware, and related products manufactured or marketed by Vendor during the term of this Agreement.

1.2 The term "Dealer(s)" shall mean any third party or entity to which Navarre markets any Products for remarketing.

2.  GRANT OF MARKETING RIGHTS

2.1 Vendor grants to Navarre and Navarre accepts from vendor the right to purchase Products and to market and distribute Products to Dealers anywhere. This grant is non-exclusive unless otherwise agreed to by the parties.

3.  TERM

3.1 The initial term of this Agreement shall be for a period of one (1) year, unless sooner terminated as provided by this Agreement.

3.2 After the initial term, this Agreement shall be automatically renewed for successive one (1) year periods, unless either party gives the other written notice at least sixty (60) days prior to the expiration of the then current contract period that it does not desire that the Agreement continue. If such notice is given, the Agreement shall terminate at the end of the then current term.

4.  ORDERS AND SHIPMENT AND DELIVERY OF PRODUCTS

4.1 Navarre shall issue orders in writing (which includes facsimile transmission) or verbally (which must be confirmed in writing).

4.2 Vendor shall deliver all Products ordered by Navarre within the time agreed to, which shall not in any event be later than ten (10) business days after receipt of Navarre's orders. In the event that any ordered product is backordered, Vendor shall provide Navarre a delivery date for the backordered Product and Navarre may cancel the order if the delivery date is unacceptable.
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4.3   All Products shall be shipped by Vendor to Navarre regular/ground freight paid, F.O.B. destination. Navarre's price shown in Schedule A, includes freight to Navarre's facility. Navarre shall pay for shipping the Product to Dealers.

4.4   Navarre may cancel all or part of any order prior to the date of shipment.

4.5   Navarre shall have the option to accept or reject any partial shipments.

4.6 A packing list showing Navarre's purchase order number, quantity ordered, quantity shipped and a detailed identification of the Products must accompany all shipments.

4.7 All Products shall bear a UPC part code (sell code) [UPC number and bar code]. The UPC numbers and codes on Products shall conform to the Uniform Code Council, National Office Products Association and Retail
      Industry Standards.

4.8 Navarre has the right to charge back to Vendor costs incurred by Navarre or its Dealers due to missing, defective or inaccurate UPC codes. In no event shall such charges exceed two (2%) percent of Navarre's purchase price for the carton(s) of Products with missing, defective or inaccurate UPC codes.

5.  PURCHASE PRICE

5.1 Vendor represents and warrants that the price, discounts, payment terms and return provisions set forth with respect to any Product shall never be less favorable to Navarre than those made available by Vendor to any other U.S. purchasers of such Product. Vendor agrees that if such a sale occurs, Vendor will sell the Product to Navarre at the same terms and reimburse Navarre retroactively from the date of such sale for the difference.

5.2 The Navarre price and the current suggested retail list price for each Product manufactured or marketed by Vendor is shown on Exhibit "A". Navarre has the option to add any or all future products manufactured or marketed by Vendor. The Navarre price and the suggested retail price for any Product may only be increased by sixty (60) days advance written notice given by Vendor to Navarre.

5.3 Any announced or published price decrease by Vendor for U.S. purchasers of Product shall apply to Navarre orders shipped on or after the date the price decrease was announced or published. In addition, Vendor shall credit to Navarre's account an amount equal to the difference between the old cost to Navarre for a Product and the new cost, times the total number of units of the Product held in Navarre's inventory. A similar credit shall be made available for all affected Product held by Navarre's Dealers at the time of a price decrease.
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      Vendor shall cooperate with Navarre to implement the credit for Dealer stocks of Product affected by a price decrease.

6.  PAYMENT

On or after the date of shipment, Vendor shall invoice Navarre for the purchase of Product. All amounts specified in any net invoice shall be paid by Navarre within sixty (60) days from the date of receipt of the Products. Payment made within ten (10) days of receipt of Products are subject to a two (2%) percent discount from the purchase price provided by this Agreement and payments made withing thirty (30) days of receipt of Products are subject to a one (1%) percent discount from the purchase price provided by this Agreement. Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor. In case there is a balance due Navarre, Vendor shall issue a check to Navarre within ten (10) working days for the credit balance.

7.  STOCK BALANCING, RETURNS, PRODUCT RECALLS AND CREDITS

7.1 Navarre may return for credit to Vendor any unit of a Product which is defective in material or workmanship, is overstocked or has been outdated by the release of a new version. Upon receipt of such Product, Vendor shall credit Navarre's account with the amount actually paid for the Product. All regular/ground transportation charges incurred with respect to defective Products or recalled Product shall be paid by Vendor. Navarre shall pay transportation charges for other Product returns.

7.2 Credits for products returns, advertising allowances or other credits provided for by this Agreement will be handled by the issuance of charge backs by Navarre, and the issuance of a credit memo by Vendor. Vendor must give written approval for all returns, all co-op and MDF arrangements and any other credits before Product may be shipped or charge backs may be imposed by Navarre.

8.  WARRANTIES, EXCLUSION OF CONSEQUENTIAL DAMAGES

Except as provided in Sections 7, 8 and 9 hereof, neither party shall, under any circumstances, be liable to the other for consequential, incidental, indirect or special damages arising out of or related to this Agreement or the transactions contemplated herein, even if such party has been appraised of the likelihood of such damages occurring.

9.  INDEMNIFICATION

Vendor shall be solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to indemnify and hold Navarre harmless from and against any claim, loss, damage, expense or liability (including reasonable legal fees and costs) that may result, in whole or in part, from:
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A.    Any infringement, or any claim of infringement of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products.

B. Any warranty or product liability claim with respect to the Products or any breach by Vendor of this Agreement.

C. Vendor represents and warrants that it has and will maintain during the term of this Agreement sufficient insurance coverage, to enable it to meet its obligations under this section.

10.  ADVERTISING

10.1 Navarre shall have the right to utilize Vendor's trade name and any trademarks and service marks associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by a third party, Vendor shall ensure that Navarre has the right to use the third party's trademarks and service marks associated with the Products in Navarre's advertising and promotional materials.

10.2 Vendor shall support Navarre and Navarre's Dealers with advertising, marketing and promotional activities. As a part of these activities, Vendor shall implement cooperative advertising and market development programs that Navarre and its Dealers can participate in.

10.3 Cooperative advertising shall be available to Navarre and/or its Dealers from Vendor under this Agreement.

10.4 Vendor shall make market development funds available to Navarre and its Dealers under this Agreement.

10.5 Cooperative Advertising expenditures and MDF expenditures are subject to prior written approval by Vendor for each instance. Claims for cooperative advertising and market development expenditures will be made by charge backs to the Vendor, and Vendor will issue a credit memo for these costs.

11.  TERMINATION

11.1 Either party may terminate this Agreement not less than sixty (60) days after written notice.

11.2 Upon expiration or termination of this Agreement, Navarre shall have the right, for 90 days after the termination, to return to Vendor all or a portion of the Products in Navarre's inventory. Vendor agrees to repurchase any such returned Products which have not been damaged since their delivery to Navarre at the prices paid for them by Navarre.
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11.3  Sections 8, 9 and 10.1 shall survive the expiration or termination of this Agreement.

12.  MISCELLANEOUS

12.1 This Agreement shall be governed by the laws of the state of Minnesota. Any dispute arising out of this Agreement shall be brought and prosecuted in a court within Hennepin County Minnesota. For this purpose, Vendor appoints Kurt Brueckner, of Titus, Brueckner and Berry, 7373 N. Scottsdale Road, Suite B-252, Scottsdale, Arizona, 85253, (602) 483-9600 as its agent for service of process.

12.2  This Agreement shall not be assignable by either party.

12.3 This Agreement supersedes all prior oral or written proposals and communications between the parties related to this Agreement, and shall not be modified, rescinded, waived or otherwise changed except with the written consent of the parties.

12.4 Each party confirms that no inducements, promises or representations, not written herein, caused it to enter into this Agreement.

12.5 Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor.

12.6 Neither party to this Agreement is the employee, agent or legal representative of the other for any purpose whatsoever.

The parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Schedule A, as of the date first mentioned above.

PIRANHA INTERACTIVE PUBLISHING            NAVARRE CORPORATION

  /s/ Timothy M. Brannan                    /s/ Charles Cheney
______________________________            _________________________________
By    Timothy M. Brannan                  By    Charles Cheney

______President_______________            ______CFO________________________
Title                                     Title

_____1/17/96__________________            _____1/17/96_____________________
Date                                      Date

                                   EXHIBIT "A"

      to DISTRIBUTION AGREEMENT OF JANUARY 8, 1996

      Between NAVARRE CORPORATION and PIRANHA INTERACTIVE PUBLISHING


                                      Suggested Retail      Navarre
    Product Name         UPC Number        Price            Price*
1.  Piranha Pk 1        723540001015       $  [*]           $  [*]
    ------------        ------------       ------           ------
     Piranha Pk
2.  Academic Edge       723540001039       $  [*]           $  [*]
    -------------       ------------       ------           ------

3.  Majestic-MAC        723540001053       $  [*]           $  [*]
    ------------        ------------       ------           ------

4.  Majestic-WIN        723540001046       $  [*]           $  [*]
    ------------        ------------       ------           ------

5.  Wonderland          723540001022       $  [*]           $  [*]
    ----------          ------------       ------           ------

6.                                         $                $
    ----------          ------------       ------           ------

                              ADDITIONAL DISCOUNTS

Navarre will be given a [*]% discount, issued as a credit, for the performance of Value Added Services for retail accounts for which Navarre provides at least two of the following services: 1) Advertising co-op assistance. Maintain and administer co-op fund accrual amounts; 2) E.D.I. Maintain active electronic data interchange functions; 3) Mix-Assistance. Manage full product mix selection and make all mix decisions for retail accounts;
4) Pre-Ticketing. Provide and affix retailers' price tags; and 5) Planogramming. Design and development of store planograms.

Navarre will be given a [*]% discount, issued as a credit for sales to those retail accounts to which Navarre provides a full racking service. Racking services means monthly, in-store personnel providing physical inventory management.

*Show volume discounts and minimum order quantities here.

Please Sign this Page

/s/ Timothy M. Brannan______________      /s/ Charles Cheney_____________
____________________________________      _______________________________
PIRANHA INTERACTIVE PUBLISHING            NAVARRE CORPORATION


[*] Confidential portion deleted and filed separately with the Securities and Exchange Commission.